Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

June 11, 2008

Cable Holdco, Inc.

Registration Statement on Form S-4 and Form S-1

Ladies and Gentlemen:

We have acted as counsel for Kraft Foods, Inc. (“Kraft”), a Virginia corporation, in connection with the preparation of the registration statement on Form S-4 and Form S-1 (Reg. No. 333-150212) (the “Registration Statement”) by Cable Holdco, Inc., a Delaware corporation (“Splitco”), filed with the Securities and Exchange Commission (the “Commission”) with respect to the proposed registration under the Securities Act of 1933, as amended (the “Securities Act”) of the shares of its common stock, par value $0.01 per share, to be distributed to shareholders of Kraft pursuant to the split-off exchange offer described in the Registration Statement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Certificate of Incorporation of Splitco; (ii) the By-laws of Splitco; (iii) resolutions of the sole director and the sole stockholder of Splitco; (iv) the Transaction Agreement; and (v) the form of documents pursuant to which additional shares of Splitco common stock will be issued pursuant to the Transaction Agreement. We have relied, with respect to certain factual matters, on the representations of officers or directors of Splitco and Kraft and documents furnished to us by Splitco and Kraft without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on and subject to the foregoing, we are of the opinion that the shares of Splitco common stock that have been issued prior to the date hereof are, and the additional shares of Splitco common stock to be issued pursuant to the Transaction Agreement will be when so issued, duly authorized, validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore

Cable Holdco, Inc.

Three Lakes Drive

Northfield, Illinois 60093